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                                                                   Exhibit 10.36

                            INDUS INTERNATIONAL, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Arthur W. Beckman (the "Executive") and Indus International, Inc., a Delaware Corporation (the "Company"), effective as of May 5, 2005 (the "Effective Date").

                                    RECITALS

     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

     3. The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive's termination of employment following a Change of Control. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

     4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

     1. Term of Agreement. This Agreement shall be for a one year term; provided, however, that the Compensation Committee may affirmatively extend the term of the Agreement at any time. The Executive may, by notice to the Company given not less than 60 days, but not more than 90 days, prior to the expiration of the then-current term, cause the term of this Agreement not to be extended. In the event that the Compensation Committee does not extend the term of the Agreement, or upon such notice of non-renewal by the Executive, the term of this Agreement shall terminate upon the expiration of the then-current term, including any prior extensions.

     2. At-Will Employment. This Agreement is not an employment agreement and does not guarantee any specific term of employment. The Company and the Executive acknowledge

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that the Executive's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and the Executive (an "Employment Agreement").

     3. Severance Benefits.

          (a) Involuntary Termination Following a Change of Control. If within twenty-four (24) months following a Change of Control (A) the Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for "Good Reason" (as defined herein) or the Company (or any parent or subsidiary of the Company) terminates the Executive's employment for other than "Cause" (as defined herein), and (B) the Executive signs the Company's standard separation agreement and release of claims with the Company, then the Executive shall be entitled to receive the following severance benefits from the Company: (i) a lump sum amount equal to three-fourths (0.75) times the sum of (x) Executive's then-current base salary plus (y) a payment equal to Executive's annual bonus target for the performance year in which the Change in Control occurs, or if such amount is not determinable, Executive's annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, for the most recently completed fiscal year; and (ii) reimbursement for full COBRA (for the Executive and any of Executive's dependents that Executive had elected to cover by Company's benefit plans during Executive's employment at the Company) expenses for the earlier of eighteen (18) months or until Executive receives health, medical and/or dental benefits, respectively, from a new employer. In addition, Executive's outstanding options to purchase shares of the Company's Common Stock (the "Options") shall immediately vest and become exercisable. In all other respects the Options shall continue to be bound by and subject to the terms of their respective agreements.

          (b) Timing of Severance Payments. The severance payments to which the Executive is entitled shall be paid by the Company to the Executive in a lump sum in cash within 30 days after the date of termination.

          (c) Voluntary Resignation; Termination For Cause. If the Executive's employment with the Company terminates (i) voluntarily by the Executive or (ii) for Cause by the Company, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then-existing severance and benefits plans and practices or pursuant to his or her Employment Agreement or other written agreements, if any, with the Company.

          (d) Disability; Death. If the Company terminates the Executive's employment as a result of the Executive's Disability, or the Executive's employment terminates due to his or her death, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then-existing written severance and benefits plans and practices or pursuant to his or her Employment Agreement or other written agreements, if any, with the Company.


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          (e) Termination Apart from Change of Control. In the event the
Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after a twenty-four (24) month period following a Change of Control, then the Executive shall not be entitled to receive any payments, benefits, damages, awards, or compensation other than as provided under the Company's then-existing written severance and benefits plans and practices or pursuant to his or her Employment Agreement or other written agreements with the Company.


          (f) Exclusive Remedy. In the event of a termination of Executive's employment within twenty-four (24) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment within twenty-four (24) months following a Change in Control other than those benefits expressly set forth in this Section 3.

     4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance and benefits shall be either:

          (a) delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.


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     5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. "Cause" means (i) an act of dishonesty made by the Executive in connection with such Executive's responsibilities as an Executive,
(ii) the Executive's indictment for, conviction of, or plea of guilty or nolo contendre to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) the Executive's gross misconduct, (iv) the Executive's continued substantial failure to perform such Executive's duties after the Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that the Executive has not substantially performed such Executive's duties, (v) the willful and continued material violation of written Company policies or procedures by Executive, after a written demand for substantial compliance with such policies or procedures is delivered to Executive by the Compensation Committee of the Board of Directors of the Company which specifically identifies the manner in which such Committee or the Board believes that Executive has not substantially complied with the same, or (vi) Executive's breach of any of the provisions of Sections 7 through 12 of this Agreement.

          (b) Change of Control. "Change of Control" means the occurrence of any of the following:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               (iii) The date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

               (iv) The date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.


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          (c) Disability. If the Company determines in good faith that the
Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for 90 consecutive days or an aggregate of 180 days in a 12-month period. At the request of Executive or his personal representative, the Board's determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive's termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

          (d) Good Reason. "Good Reason" means without the Executive's consent
(i) a significant reduction or elimination of the Executive's duties or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater duties, compensation and status), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) a reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction other than in connection with a generally applicable reduction in executive officer compensation; (iii) the involuntary relocation of the Executive to a facility or a location more than fifty (50) miles from such Executive's then current location; (iv) any failure by the Company to comply with and satisfy Section 6(a) of this Agreement; or (v) the material breach by the Company of any provision of this Agreement.

          Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any good faith determination of Good Reason made by Executive shall be conclusive, but the Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Executive and the Board's good faith determination of cure shall be binding. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

     6. Successors.

          (a) The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall


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include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) The Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7. Nondisclosure of Trade Secrets and Confidential Information.

          (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of "trade secrets" under the Georgia Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company software and all website design information to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

          (b) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Company, Company's activities, Company's business or Company's clients that is not generally known to persons not employed (as employees or independent agents) by Company, that is not generally disclosed by Company practice or authority to persons not employed by Company and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to product code, product concepts, production techniques, technical information regarding Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Company and certain information concerning the strategy, tactics and financial affairs of Company. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "confidential information" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

          (c) Nondisclosure of Confidential Information. During Executive's employment hereunder and for a period of one (1) year after Executive's employment with Company terminates for any reason, Executive shall not directly or indirectly transmit or disclose


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any Trade Secrets or Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Company; provided, however, that during the term of this Agreement and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Company, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets. Executive warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than Company any Confidential Information or Trade Secrets prior to the execution of this Agreement.

          (d) Enforceability of Covenants. Executive and Company agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law.

     8. Nonrecruitment and Nonsolicitation Covenants.

          (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during employment with Company and for one (1) year after the termination of Executive's employment, Executive shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with Company, on his own behalf or on behalf of any other person or entity other than Company or any affiliate of Company, any person with whom Executive worked, or about whom Executive gained Confidential Information, during Executive's employment and who performed services for Company clients or worked on Company products or services while employed by Company and who has not thereafter ceased to be employed by Company for a period of at least one (1) year. Executive agrees to exercise his best efforts to prevent any of the activities listed in this section from occurring.

          (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during his employment with Company and for one (1) year after the termination of Executive's employment, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than Company, solicit, divert away, take away or attempt to solicit or take away any Customer or Potential Customer of Company for purposes of providing or selling products or services that are competitive with those provided by Company, if Company is then still engaged in the provision or sale of that type of good or service. For purposes of this covenant, "Customer" means any individual or entity to whom Company has provided goods or services and with whom Executive had, alone or in conjunction with others, Material Contact during the one (1) year prior to the termination of Executive's employment and "Potential Customer" means any individual or entity to whom the Company has actively sought to sell products or services within the one (1) year immediately prior to the termination of Executive's employment


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and with whom Executive had Material Contact on the Company's behalf during that same time period. For purposes of this covenant, Executive had "Material
Contact" with a customer if (i) Executive had business dealings with the customer on the Company's behalf; (ii) Executive was responsible for supervising or coordinating the dealings between the customer and the Company; or (iii) Executive obtained Trade Secrets or Confidential Information (such terms having the same meanings as defined in Section 7 above, but in each case relating to the Customer or Potential Customer) about the customer as a result of Executive's association with the Company.

          (c) Enforceability of Covenants. Executive acknowledges that the Company has a present and future expectation of business from the present and proposed customers of the Company. Executive acknowledges the reasonableness of the term and scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Company agree that Executive's obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that he shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and that Company shall be entitled to have Executive pay all costs and attorneys' fees incurred by Company in enforcing the restrictive covenants in this Agreement.

     9. Ownership of Protected Works.

          (a) Protected Works. The term "Protected Works" as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Executive pursuant to this Agreement or other agreements between Executive and Company and used or intended for use by or on behalf of Company, or Company's clients. Protected Works does not include an invention that Executive developed entirely on his or her own time without using Company's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to Company's business, or actual or demonstrably anticipated research or development of Company; or (ii) result from any work performed by Executive for Company.

          (b) Ownership and Assignment of Protected Works. Executive agrees that any and all Protected Works developed by Executive during his employment or other engagement


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with Company under this Agreement and during his employment with, or other engagement by Company prior to the execution of this Agreement (whether as employee or independent contractor) are the sole property of Company, and that no compensation in addition to the amounts set forth in Section 2 of this Agreement is due to Executive for development or transfer of such Protected Works. Executive hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Executive further agrees at Company's request and without further consideration, but at the expense of Company, that Executive will communicate to Company any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Executive agrees that he will not apply for any state, federal, or other jurisdiction's registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Executive agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Executive also agrees that he shall be liable to Company for all damages, including reasonable attorneys' fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Executive without the express written consent of Company.

          (c) Executive agrees to disclose and describe to Company, as soon as possible after their creation, (i) all inventions, ideas, copyrightable works, databases, data and other "Protected Works," as defined in subsection (a) above, which are created by Executive, either alone or with others, during the term of Executive's employment, or in connection with the formation of Company, and (ii) all Protected Works which are based in whole or in part upon Confidential Information or Trade Secrets and are created by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ.

          (d) There is no other contract or duty on Executive's part now in existence to assign Protected Works to anyone other than Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company. During Executive's employment by Company, Executive will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Executive's employment.

     10. Rights to Materials and Return of Materials. All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Company, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive's employment or other engagement by Company shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, other computers, software


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and related data, information and things provided to Executive by Company or obtained by Executive, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of Executive's employment or upon the prior demand of Company, Executive shall immediately return all such materials and things to Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Company after termination or Company's request for return.

     11. Inventions, Discoveries and Improvements.

          (a) Executive will promptly disclose and describe to Company (i) all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others ("Inventions"), during the term of Executive's employment with Company or other engagement with Company, provided that Company shall receive such information in confidence and (ii) all Inventions which are based in whole or in part upon Confidential Information or Trade Secrets and are made or conceived by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ. All such Inventions, whether patentable or unpatentable, made, devised or discovered by Executive, whether by himself or jointly with others, which relate or pertain in any way to the business of Company, shall be used solely for the benefit of Company and become and remain their sole and exclusive property. Executive agrees to execute an assignment to Company or its nominee of Executive's entire right, title and interest in and to such Inventions made or conceived by Executive, either alone or with others, during the term of Executive's employment or within one (1) year after Executive's leaving Company's employ, and to execute any other instruments and documents that may be requested by Company for the purpose of applying for and obtaining patents with respect to such Inventions in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of Company, to cooperate to the extent and in the manner reasonably requested by Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any such Inventions, but all of Executive's reasonable expenses in connection with such litigation or other proceedings shall be paid by Company.

          (b) If a patent application or copyright registration is filed by Executive or on Executive's behalf during Executive's employment or other engagement with Company, whether before or after execution of this Agreement, or within one (1) year after Executive's leaving Company's employ, describing an Invention within the scope of Executive's work for Company or which otherwise relates to a portion of Company's business of which Executive had knowledge during Executive's employment with Company, it is to be conclusively presumed that the Invention was conceived by Executive during the period of such employment.

          (c) There is no other contract or duty on Executive's part now in existence to assign Inventions other than to Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company. During Executive's employment by Company, Executive will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Executive's employment.


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          (d) Executive warrants and represents that attached to this Agreement as Exhibit A and incorporated in this Agreement by reference is a complete list of all inventions, whether owned by Executive or by others, conceived by Executive prior to Executive's employment by Company, that these are the only inventions which are not subject to this Agreement, and that Executive has not conceived or reduced to practice any invention not described on such Exhibit A.

     12. Works Made for Hire. Company and Executive acknowledge that in the course of Executive's employment (as employee or independent contractor) by Company, Executive may from time to time create, and has previously created, for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Executive, and Executive shall cooperate with Company in the protection of Company's copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

     13. Arbitration.

          (a) With the exception of any dispute arising under Section 5 of this Agreement, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in COBB COUNTY, GEORGIA in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator(s) will apply GEORGIA law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Executive hereby consents to the personal jurisdiction of the state and federal courts located in GEORGIA for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO

ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

     All parties must initial here for Section 13 to be effective:

          AWB

          GJD

     14. Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

     15. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia.

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (i) Code Section 409A. This Agreement is to be construed and the compensation and benefits provided hereunder are to be paid in such manner and at such times as shall comply with Code Section 409A and the regulations and guidance promulgated thereunder by the U.S. Department of the Treasury. Notwithstanding anything to the contrary herein, such payments shall be delayed to the extent necessary, but only to such extent, (i) to comply with Code
Section 409A and such regulations and provisions and (ii) to avoid the payment of any penalties thereunder.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

                                        COMPANY


                                        By: /s/ Gregory J. Dukat
                                            ------------------------------------
                                        Title: President and CEO


                                        EXECUTIVE


                                        By: /s/ Arthur w. Beckman
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


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